UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMERICAN SOFTWARE, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AMERICAN SOFTWARE, INC.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of AMERICAN SOFTWARE, INC. (the “Company”) will be held at the offices of the Company, 470 East Paces Ferry Road, N.E., Atlanta, Georgia, on Monday, August 20, 2012 at 3:00 p.m. for the following purposes:

1.	To elect seven directors of the Company, three of whom will be elected by the holders of Class A Common Shares and four of whom will be elected by the holders of Class B Common Shares.

2.	To conduct an advisory vote on the compensation of our named executive officers.

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2013.

4.	To consider and transact such other business as may properly come before the meeting.

Only shareholders of record of the Company at the close of business on July 6, 2012 will be entitled to vote at the meeting.

Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they plan to attend the meeting. If shareholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

James R. McGuone,

Secretary

July 30, 2012

IMPORTANT

We encourage you to attend the Annual Meeting. In order that there may be a proper representation at the meeting, each shareholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company’s expense in soliciting proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 20, 2012:

This Proxy Statement and the Annual Report on Form 10-K are available at:

http://www.rrdezproxy.com/2012/AmericanSoftware/

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

OF AMERICAN SOFTWARE, INC.

TO BE HELD AT

AMERICAN SOFTWARE, INC.

470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA

ON AUGUST 20, 2012

This Proxy Statement is furnished to Class A shareholders by the Board of Directors of AMERICAN SOFTWARE, INC., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders on Monday, August 20, 2012 at 3:00 p.m. and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about July 30, 2012.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, subject to the broker non-vote rules discussed under “RECORD DATE AND VOTING OF SECURITIES – Broker Non-votes” below, the proxy will be voted:

FOR—Election of W. Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr. as Class A directors.

FOR—Approval of the advisory resolution regarding executive compensation.

FOR—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2013.

In addition, a properly executed and returned proxy card gives the authority, subject to the broker non-vote rules, to vote in accordance with the proxy holder’s best judgment on such other business as may properly come before the meeting or any adjournment or adjournments thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the meeting or personally by attendance at the meeting, by the person giving the proxy insofar as the proxy has not been exercised at the meeting and the shareholder attending the meeting informs the Secretary of the Company of his or her intent to revoke the proxy.

RECORD DATE AND VOTING OF SECURITIES

Record Date

The Board of Directors has fixed the close of business on July 6, 2012 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On July 6, 2012, the Company had outstanding and entitled to vote a total of 24,533,993 Class A Common Shares (“Class A shares”) and 2,587,086 Class B Common Shares (“Class B shares”).

Class A and Class B Shareholder Voting

Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting. The Class A directors and the Class B directors will be elected by a majority of the votes cast by the respective classes. Any other matter submitted to the meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above) present or represented by proxies at the meeting. A one-third quorum of 8,177,180 Class A shares and 862,276 Class B shares is required to be present or represented by proxy at the meeting in order to conduct all of the business expected to come before the meeting. Votes that are withheld, broker or other nominee non-votes on non-routine matters and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement, but will not be counted as a vote for or against the action.

Broker Non-votes

Broker non-votes occur when a broker or nominee holding shares for a beneficial owner does not vote on a non-routine proposal because the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to such proposal. Rule 452 of the New York Stock Exchange, which has been adopted by the Nasdaq Stock Market, provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. The uncontested election of directors (Proposal 1) is now considered non-routine; the advisory vote on executive compensation (Proposal 2) is also a non-routine matter. Please provide instructions to your broker or nominee on how to vote your shares. If you do not provide such voting instructions, your shares will not be voted for Proposals 1 and 2. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012 (Proposal 3) is considered routine. Because at least one routine item is to be voted on at the meeting, shares held in the name of brokers or other nominees and voted on Proposal 3 will be counted for purposes of the quorum requirement, as noted above.

PROPOSAL 1: ELECTION OF DIRECTORS

Overview

The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next Annual Meeting of Shareholders. Of the seven directors to be elected, three are to be elected by the holders of the outstanding Class A shares and four are to be elected by the holders of the outstanding Class B shares. The persons named in the enclosed proxy card intend to vote Class A shares for the election of W. Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr., the Class A director nominees. In the event any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director. If any of the nominees is unable to serve, the remaining Board members may elect a substitute to fill the resulting vacancy.

It is anticipated that Mr. Edenfield and Dr. Newberry, who together own all of the Class B shares, will vote their Class B shares in favor of the election of James C. Edenfield, J. Michael Edenfield, Dr. Thomas L. Newberry and Thomas L. Newberry, V as Class B directors. Thus, it is expected that James C. Edenfield, J. Michael Edenfield, Dr. Thomas L. Newberry and Thomas L. Newberry, V will be elected as Class B directors.

Director Background and Qualifications

The Board seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s business, particularly industries and segments that the Company serves. Each of the nominees for election as a director at the Annual Meeting of Shareholders has substantial and meaningful experience in core management skills, such as strategic, financial and operational planning, financial reporting, corporate governance, risk management, and leadership development. The information set forth below as to each of our directors includes a summary of the ways in which we believe their individual qualifications, experience, attributes and skills add to the strength of our Board of Directors.

Candidates for membership on the Board are recommended by current members of the Board or management. When evaluating candidates for membership on the Board, the Board considers a number of factors, including:

•	business expertise and skills;
•	understanding of the Company’s business and industry;
•	judgment and integrity;
•	educational and professional background; and
•	commitments to other businesses and responsibilities.

The directors, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected as a director of the Company are set forth below.

Name of Nominee	Age	Principal Occupation; Directorships	Year First Elected Director
CLASS A DIRECTORS:

W. Dennis Hogue	59	Chief Executive Officer of Hogue Enterprises, Inc.; President of American Durahomes; President of The Hogue Corp., d/b/a GRN of Marietta	2001
John J. Jarvis	70	Retired; former Executive Director of The Logistics Institute— Asia Pacific	2001

James B. Miller, Jr.	72	Founder, Chairman and Chief Executive Officer of Fidelity Southern Corporation, the parent company of Fidelity Bank	2002

Name of Nominee	Age	Principal Occupation; Directorships	Year First Elected Director
CLASS B DIRECTORS:

James C. Edenfield	77	President, Chief Executive Officer and Treasurer of American Software, Inc.	1971

J. Michael Edenfield	54	Executive Vice President and Chief Operating Officer of American Software, Inc.; President and Chief Executive Officer of Logility, Inc.	2001

Thomas L. Newberry	79	Chairman of the Board of American Software, Inc.	1971

Thomas L. Newberry, V	45	Author; Founder and Chief Executive Officer of The 1% Club, Inc.	2001

Class A Directors

W. Dennis Hogue.    Since January 2005, Mr. Hogue has served as Chief Executive Officer of Hogue Enterprises, Inc., a real estate investment company. Since November 2007, Mr. Hogue has served as President of American Durahomes, a provider of durable and affordable homes. From July 2003 to January 2005, he served as Chief Executive Officer of Datatrac Corporation, a software developer and wireless communications provider for the expedited product delivery industry. Mr. Hogue earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

Mr. Hogue’s many years of executive-level experience at other companies, his education and training and his in-depth knowledge of the Company’s operations and technology gained in more than twelve years with the Company, from 1983 to 1996, as Group Vice President and in other positions, enable him to provide our Board with strong and capable leadership.

John J. Jarvis.    Dr. Jarvis is retired. From 2001 until January 1, 2004 he was Executive Director of The Logistics Institute—Asia Pacific, which is a collaboration between the National University of Singapore and the Georgia Institute of Technology. Dr. Jarvis has served as President of the Institute of Industrial Engineers (IIE), Secretary of the Institute of Management Sciences (TIMS) and President of the Operations Research Society of America (ORSA). He has served on the Councils of ORSA and TIMS and on the Boards of the Institute for Operations Research and Management Sciences and IIE. Dr. Jarvis earned a Bachelor of Science degree in Industrial Engineering in 1963 and a Masters of Science degree in Industrial Engineering in 1965, both from the University of Alabama, and a Ph.D. from Johns Hopkins University in 1968.

Dr. Jarvis has a history of demonstrated leadership in the logistics software industry, both as a software company executive and in academic and research environments. His ability to bring these diverse perspectives to the Board enhances its effectiveness and strengthens its ability to adapt to changing industry conditions.

James B. Miller, Jr.    Mr. Miller is currently the Chairman of the Board and Chief Executive Officer of Fidelity Southern Corporation, the parent corporation of Fidelity Bank, positions he has held since 1979. He has been Chairman of Fidelity Bank since 1998. He is a director of Interface, Inc., a publicly held textile manufacturing company. Mr. Miller is chairman of privately held family real estate businesses. Mr. Miller holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

Mr. Miller’s long leadership experience at Fidelity Southern Corporation and its subsidiary Fidelity Bank, as well as his board experience with other companies in a variety of industries, brings to the Board the business and financial acumen of an experienced senior executive. We believe his financial expertise and legal background; his role as Chairman of the Board of Fidelity Southern Corporation, a publicly held company; and his prior service on the Interface, Inc. audit committee and current service on the Interface, Inc. governance committee qualify him well to serve on our Board, and in particular to serve as chair of our Audit Committee. The Board has determined he is an “audit committee financial expert.”

Class B Directors

James C. Edenfield.    Mr. Edenfield is a co-founder of the Company and has served as Chief Executive Officer since November 1989 and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with and was a director of Management Science America, Inc., an Atlanta-based applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield is the father of J. Michael Edenfield.

As a co-founder of the Company, and as our President and Chief Executive Officer for 40 years, Mr. Edenfield provides essential insight and guidance to our Board of Directors from an insider perspective regarding the day-to-day operations of the Company.

J. Michael Edenfield.    Mr. Edenfield has served as President and Chief Executive Officer of Logility, Inc., a wholly-owned subsidiary of the Company, since January 1997. Mr. Edenfield has served as Executive Vice President of the Company from June 1994 to the present, and since August 2009 he also has served as Chief Operating Officer of the Company. From May 1987 to June 1994, Mr. Edenfield served in various positions with American Software USA, Inc., a wholly-owned subsidiary of the Company. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology.

Mr. Edenfield has served as Executive Vice President since 1994, and as President of our subsidiary Logility, Inc. since 1997, including twelve years as chief executive of Logility while it was a separately reporting public company. His executive management experience with the Company and Logility combined with his perspective as a former public company chief executive adds important leadership and operational experience to our Board of Directors.

Thomas L. Newberry.    Dr. Newberry is a co-founder of the Company and served as Co-Chief Executive Officer of the Company until November 1989. Prior to founding the Company, he held executive positions with several companies engaged in computer systems analysis, software development and sales, including Management Science America, Inc., where he was also a director. Dr. Newberry holds Bachelor, Master of Science and Ph.D. degrees in Industrial Engineering from the Georgia Institute of Technology. He is the father of Thomas L. Newberry, V.

Dr. Newberry’s experience as co-founder of the Company and as a developer of the Company’s original generation software products, as well as his experience as an executive of other software companies, enable him to add both leadership and technical perspectives to Board deliberations.

Thomas L. Newberry, V.    Mr. Newberry founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship. Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

Mr. Newberry’s experience as an entrepreneur and a business executive, combined with his leadership in the field of executive performance and motivation, allow him to provide unique and important insights to the Board of Directors, particularly as the Board addresses motivational and management issues.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A

SHAREHOLDERS VOTE “FOR” MESSRS. HOGUE, JARVIS AND MILLER.

CORPORATE GOVERNANCE

Board Meetings

The Board of Directors held four meetings during fiscal 2012. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.

Director Attendance at Annual Meetings

Although the Company does not have a policy with regard to Board members’ attendance at the Company’s Annual Meetings of Shareholders, all of the directors are encouraged to attend such meetings. All of the Company’s directors were in attendance at the 2011 Annual Meeting.

Director Independence

Each of Mr. James C. Edenfield and Dr. Thomas L. Newberry have stated in their respective Schedule 13Gs, as filed with the Securities and Exchange Commission (sometimes referred to herein as the “SEC”), that they, acting as a group, share voting power with respect to all shares beneficially held by them because they have established a practice of consulting with each other regarding the voting of such shares. As a result, the Company qualifies as a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules. Please see “Security Ownership of Management and Certain Beneficial Owners,” below. Therefore, the Company is not subject to the provisions of Rule 4350(c) of the Nasdaq Marketplace Rules that otherwise would require the Company to have (i) a majority of independent directors on the Board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Director Nominations

In light of the voting power of Mr. Edenfield and Dr. Newberry, and in view of the fact that Board vacancies have occurred infrequently, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the Annual Meeting of shareholders. Each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for the Company not to have a separate nominating committee or charter for this purpose. The Board has further determined that it would not be productive to have a fixed policy with respect to consideration of candidates recommended by security holders. However, if a shareholder communication includes a recommendation of a candidate for director, the Board will consider that candidate along with any other candidates for a Board position.

Board Diversity

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Currently, the positions of Chief Executive Officer and Chairman are separate and the Board believes this structure is in the best interest of the Company’s shareholders at this time.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, which presently consists of Messrs. Miller (Chairman), Hogue and Jarvis. The Audit Committee held four meetings during fiscal 2012, in addition to its consultations with our independent registered public accounting firm and management in connection with review of interim financial statements. The Rules of the Nasdaq Stock Market (“Nasdaq Rules”) require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the Nasdaq Rules. The Board of Directors has determined that all of the Audit Committee members meet the Nasdaq definition of “independent.”

The Company’s Audit Committee Charter outlines the composition requirements of the Audit Committee, as described above, as well as its duties and responsibilities. The primary responsibility of the Audit Committee is to provide assistance to the Company in connection with the financial reporting process. The functions of the Audit Committee include making an annual recommendation of independent public accountants to the Company, reviewing the scope and results of the independent public accountants’ audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, reviewing from time to time the Company’s periodic financial statements and other financial reports with management and with the independent registered public accounting firm, pre-approving audit services and permitted non-audit services and related fees, and reviewing with management and the independent registered public accounting firm the financial statements to be included in the Company’s Annual Report. The Board of Directors has determined that James B. Miller, Jr., Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

The Board has a Compensation Committee, consisting of John J. Jarvis and Thomas L. Newberry. During fiscal 2012, the Compensation Committee met on two occasions. The Compensation Committee has authority to establish the compensation of Chief Executive Officer and to consult with the Chief Executive Officer about the compensation of the other named executive officers. In addition, the Compensation Committee, acting as the Special Stock Option Committee, has had the authority to grant stock options to the Chief Executive Officer and the other named executive officers under the Company’s 2011 Equity Compensation Plan. See “Executive Compensation – Compensation Discussion and Analysis,” below, for a further discussion of the Compensation Committee and the functions it performs.

Two different committees of the Board administer the 2011 Equity Compensation Plan, the 2001 Plan and the Logility Plans (see “Executive Compensation – Stock Options”), depending on whether the option grant is to an executive officer or director or to other employees. The Special Stock Option Committee, which consists of John J. Jarvis and Thomas L. Newberry, as the members of the Compensation Committee, administers stock option grants to executive officers and directors. The Stock Option Committee, which consists of James C. Edenfield and Thomas L. Newberry, administers grants to other employees. The functions of these committees are to grant stock options and establish the terms of those stock options, as well as to construe and interpret the plans and to adopt related rules and procedures. During fiscal 2012, the Stock Option Committee acted by written consent on nine occasions in connection with the grant of stock options under the Company’s 2011 Equity Compensation Plan. The Special Stock Option Committee, concurrently with its role as the Compensation Committee, met on one occasion during fiscal 2012.

Risk Oversight

We believe that understanding and managing risk is the responsibility of each employee of the Company. However, management is ultimately accountable to our Board of Directors and shareholders for the day-to-day management of risks we face. Our Board of Directors, as a whole and through its committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities, strategies or products. Our Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees of the Company, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is available on the Company’s website at www.amsoftware.com/marketing.

Communications Between Shareholders and Directors

Shareholders may contact the Board or any of the individual directors by writing to them c/o Mr. Vincent C. Klinges, Chief Financial Officer, American Software, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. Inquiries sent by mail may be sorted and summarized by Mr. Klinges or his designee before they are forwarded to the addressee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that attracting, retaining and motivating effective executive officers is critical to the overall success of our business. To achieve these goals we have adopted executive compensation programs that we have designed to reward performance and emphasize the creation of shareholder value. Our Compensation Committee and Chief Executive Officer are responsible for establishing executive compensation policies and overseeing executive compensation practices. In the following Compensation Discussion and Analysis we describe the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “named executive officers”). Our named executive officers are: James C. Edenfield, President and Chief Executive Officer; J. Michael Edenfield, Executive Vice President and Chief Operating Officer of the Company, and President and Chief Executive Officer of Logility, Inc.; Vincent C. Klinges, Chief Financial Officer; and James R. McGuone, Vice President and General Counsel. Please see the Summary Compensation Table below for detailed components of their fiscal 2012 compensation.

Oversight of Compensation Program

The Compensation Committee of the Board (the “Committee”) is responsible for establishing and reviewing our overall compensation philosophy. The Committee and the Chief Executive Officer together review and establish executive compensation plans. The Committee reviews and establishes all elements of compensation of the Chief Executive Officer. The Committee also reviews and consults with the Chief Executive Officer about salaries and other compensation of the other executive officers and acts as the Special Stock Option Committee with respect to stock option grants to all executive officers, including the Chief Executive Officer. The Chief Executive Officer reviews and establishes all non-equity related elements of compensation of the executive officers of the Company and its subsidiaries, other than his own compensation. With respect to the major elements of executive compensation plans, the Chief Executive Officer consults with and seeks input from the Committee. The Chief Executive Officer makes recommendations to the Committee regarding levels of option grants to specific individuals, as input to the Committee’s final decision.

Executive Compensation Philosophy

We believe that a compensation program which promotes our ability to attract, retain and motivate outstanding executives will help us meet our long-range objectives, thereby serving the interests of the Company’s shareholders. Our executive officer compensation program is designed to achieve the following objectives:

•	Provide compensation opportunities that are competitive with those of companies of a similar size.

•	Create a strong connection between executives’ compensation and our annual and long-term financial performance.

•	Include performance-based incentive compensation that offers an opportunity for above-average financial reward to executives without creating incentives for undue business risks.

•	Design incentive compensation benchmarks that closely align the interests of executive officers with those of our shareholders.

In developing compensation plans for our executive officers, we have taken note of and considered compensation paid by our competitors, but historically we have not performed systematic reviews of competitors’ compensation policies nor engaged in benchmarking of executive compensation. Consequently, information about competitors’ specific compensation policies has not been a primary consideration in forming our compensation policies and decisions. As with many other U.S. technology companies, we traditionally have emphasized the use of stock options and individualized bonus plans in compensating and motivating our executives. We have found that the value of these compensation components is difficult to measure, and therefore comparing them in an objective way to similar arrangements developed by other companies, including competitors, has been of limited value.

Elements of Compensation

General.    We have selected and have structured the components of our executive officer compensation in order to achieve our objectives of attracting, retaining and motivating such officers. We consider these components – salary, bonus plan, stock options, and personal benefits such as insurance and retirement plans – together to achieve a balanced compensation package that addresses the above objectives, and separately in order to evaluate their reasonableness. Taken as a whole, we believe that these elements of our compensation structure reward past performance and provide appropriate motivation to achieve both long- and short-term objectives that benefit shareholders.

In our approach to executive compensation we generally have emphasized bonus plans and stock options, as we believe those components have the greatest potential for directly aligning the future interests of executive officers with those of shareholders. We also believe that our practice of emphasizing stock option grants, which we have followed over a long period, has helped to motivate our executives to develop strategies that further our long-term interests. We intend for our executive bonus plans to motivate executive officers over a shorter term, based upon achieving operating results that enhance shareholder value without taking undue business risks. In reviewing salaries of executive officers, we consider the executive’s previous salary level in light of prior year performance, rate of inflation and trends in executive compensation among our competitors. In selecting insurance and retirement plans, we have taken into account the needs of our entire workforce, on the principle that these kinds of plans are most effective and most valued if they are made available across all levels of compensation within the Company.

Base Salaries.    We establish the salaries of our named executive officers at levels that we believe are, when viewed in conjunction with their potential bonus income and stock option grants, competitive and reasonable in light of their experience, prior performance and level of responsibility. The Committee reviews and establishes the salary of our Chief Executive Officer, while the Chief Executive Officer reviews and establishes the salaries of our other officers, including the named executive officers, with input from the Committee.

Salaries of our named executive officers in fiscal 2012 are shown in the “Salary” column of the Summary Compensation Table, below.

Incentive Compensation.    Each of our named executive officers has a bonus plan established during the first quarter of a fiscal year, covering that fiscal year. The Committee establishes the bonus plan for our Chief Executive Officer. Our Chief Executive Officer, after consulting with the Committee, establishes the bonus plans for our other officers, including the other named executive officers. In each case, the bonus plan is customized for the individual executive officer. We use these bonus plans, in tandem with stock option grants, as tools to attract and retain qualified executives while at the same time aligning their interests with those of our shareholders. To accomplish this, we establish bonus plans with attainable goals, using formulas tied to important factors that positively affect return on investment.

The following summarizes the incentive compensation arrangements for the named executive officers in the fiscal years ended April 30, 2012 and 2013:

James C. Edenfield.    In both fiscal 2012 and fiscal 2013, Mr. Edenfield’s salary was maintained at $512,500. For both fiscal years, the Committee also decided to continue Mr. Edenfield’s annual bonus arrangement, which provides for a bonus equal to 5% of the increase of the fiscal year’s pre-tax earnings over the pre-tax earnings of the preceding fiscal year. For fiscal 2012, Mr. Edenfield received a bonus equal to $306,826 under this formula.

J. Michael Edenfield.    For fiscal 2012, the Committee established J. Michael Edenfield’s base salary at $320,000, as set forth in the Summary Compensation Table, below. The Committee also determined that he would have the opportunity to receive a bonus targeted at $390,000 based upon Logility achieving a specified target level of operating income, with no limitation on the maximum potential bonus. For fiscal 2012, Mr. Edenfield received a bonus equal to $499,391 under this formula.

For fiscal 2013, Company has established an incentive compensation plan for J. Michael Edenfield similar to the plan in effect for fiscal 2012. His salary has been increased to $330,000, an increase of approximately 3% over the previous year salary, which is consistent with the average increase in Company employee salaries. The potential bonus is targeted at $400,000, an increase of $10,000 over the previous year, based upon Logility achieving the specified target level of operating income. There is no limitation on the maximum potential bonus amount for fiscal 2013. The level of operating income required to achieve the bonus target is approximately 55.6% higher than the corresponding target in fiscal 2012, and believed to be substantially more difficult to achieve than the operating income achieved by Logility in fiscal 2012. Mr. Edenfield will not receive an incentive bonus for 2013 unless Logility attains at least approximately 83% of the operating income bonus target. If that level is reached, the minimum bonus will be $130,000, with the actual incentive bonus pro-rated between $130,000 and $400,000 depending on the level of actual operating income between the minimum and the target level. If actual operating income exceeds the operating income bonus target, the bonus amount will be equal to actual operating income divided by the operating earnings bonus target amount, multiplied by $400,000.

The above incentive plan reflects our belief that incentive compensation plans should provide for a minimum bonus if the business area for which the executive has responsibility achieves operating results that are reasonably attainable and a higher bonus if operating results reach exceptional levels. Our policy is to not provide guidance or projections as to future earnings or revenues. Accordingly, without providing any such specific guidance or projections, we believe that for Logility to achieve the results necessary for J. Michael Edenfield to reach the targeted bonus will require a level of profitability in our Logility subsidiary that would substantially exceed our expectations of Logility’s profitability in the current economic climate.

Vincent C. Klinges.    For fiscal 2012, Mr. Klinges was eligible to receive a bonus equal to 2.5% of the increase in our operating income in fiscal 2012 over fiscal 2011, excluding stock option-related expenses, with a maximum bonus of $125,000 and a minimum bonus of $10,000, provided that he remained with the Company on June 30, 2012. For fiscal 2012, Mr. Klinges received a bonus of $125,000. For fiscal 2013, Mr. Klinges is eligible to receive a bonus equal to 2.5% of the increase in our operating income in fiscal 2013 over fiscal 2012, excluding stock option-related expenses, with a maximum bonus of $175,000 and a minimum bonus of $10,000, provided that he remains with the Company on June 30, 2013. Mr. Klinges’ salary has been increased by $12,000 to $231,000 for fiscal 2013, an increase of approximately 5.7% over the previous year salary.

James R. McGuone.    For fiscal 2012, Mr. McGuone was eligible to receive a bonus equal to 1.5% of the increase in our operating income in fiscal 2012 over fiscal 2011, with a maximum bonus of $100,000, provided that he remained with the Company on June 30, 2012. For fiscal 2012, Mr. McGuone received a bonus of $100,000. For fiscal 2013, Mr. McGuone is eligible to receive a bonus equal to 1.5% of the increase in our operating income in fiscal 2013 over fiscal 2012, with a maximum bonus of $125,000, provided that he remains with the Company on June 30, 2013. Mr. McGuone’s salary has been increased by $12,000 to $205,996 for fiscal 2013, an increase of approximately 6.2% over the previous year salary.

Bonuses paid to our named executive officers in fiscal 2012 are shown in the “Bonuses” column of the Summary Compensation Table, below.

Stock Option Plans.    The Committee, which is responsible for grants of stock options to the named executive officers, believes that granting stock options to executive officers is an effective means to reward them for their prior performance, to serve as an incentive for promotion of Company profitability and other long-term objectives, and to maintain their overall compensation at competitive levels. Thus, option grants reflect both a retrospective and prospective approach to executive compensation. As compared to executive bonus plans, stock options address longer term compensation and incentives. To establish option grant levels, the Committee has monitored developments and trends among publicly held technology companies regarding equity and non-equity based incentive compensation. The Committee continues to believe that stock options represent the most efficient and effective means for the Company to achieve the compensatory and incentive objectives referred to above.

The Committee typically grants stock options to executive officers once annually, usually during the month of June or July, while the salary and bonus plans for executives are being considered and finalized. The option exercise prices are fixed as of the close of trading of Class A shares on Nasdaq on the date on which the Committee meets or acts to finalize its option decisions, which is the date of grant. Options granted to executives during the past several years have terms of six years and vest ratably over a five-year period. We expect this practice to continue.

The Committee did not undertake a quantitative analysis in determining the levels of stock option grants to named executive officers for the 2012 or 2013 fiscal years. The Committee developed its decisions on stock option grants based on a qualitative analysis considering the following factors:

•

Chief Executive Officer Recommendations.    The Committee placed substantial weight on the stock option grant recommendations of James C. Edenfield, the Chief Executive Officer of the Company, particularly as to stock option grants to named executive officers other than himself. The Committee based this weight on several factors, including the Chief Executive Officer’s intimate knowledge of the role and performance level of each of the named executive officers over an extended time period, his demonstrated skill in retaining and motivating our officers and key employees, and his emphasis on and effectiveness in managing the business of the Company on a fiscally conservative basis. In part because of these factors, the Committee ultimately decided to grant stock options in accordance with the Chief Executive Officer’s stock option grant recommendations.

•

Current and Past Years’ Financial Results.    The Committee noted that the stock option grants being considered were consistent with stock option grants to the same named executive officers in recent years. The Committee observed that our operating performance in fiscal 2011 and fiscal 2012, in the view of the Committee, was favorable in light of market conditions. With respect to J. Michael Edenfield, this observation focused primarily on the performance of the Logility subsidiary, of which he is the chief executive officer. The Committee therefore concluded that this favorable overall performance mitigated in favor of granting stock options at least at the same level as options granted in recent years. Moreover, the Committee believes that this favorable performance represented some evidence that prior year stock option grants were effective motivating factors for the named executive officers.

•

Perceived Value of Named Executive Officers.    The stock option grants to the named executive officers were not at the same level for each individual. The Committee considered the roles of the named executive officers and their ability, individually, to influence our profitability and position in the marketplace. In fiscal 2012, this resulted in the largest stock option grant being made to the chief executive officer of Logility (120,000 shares), followed by grants in descending amounts to the Chief Executive Officer (60,000 shares), the Chief Financial Officer (50,000 shares), and the Vice President and General Counsel (20,000 shares). In the Committee’s judgment, these levels of stock option grants reasonably reflected the relative ability of officers holding these positions to affect the performance of the Company. In particular, the Committee believes that the Chief Executive Officer has set the tone within the Company for controlling costs while preserving or enhancing market share under difficult economic circumstances.

•

Current and Past Years’ Compensation Packages.    The Committee establishes the overall compensation package of the Chief Executive Officer of the Company. The Committee advises on, but does not have the authority to establish, the compensation packages of the other named executive officers, except for stock option grants. In reviewing the compensation packages of J. Michael Edenfield, Vince Klinges and James R. McGuone, the Committee noted that their fiscal 2013 salaries and potential bonuses had not increased substantially compared to recent years. The Committee determined to maintain the salary and bonus arrangement for the Chief Executive Officer at the same levels as had been in effect for recent years. These factors mitigated in favor of not reducing the aggregate level of stock option grants to these named executive officers.

In June 2011, consistent with the above factors and objectives, the Committee granted stock options to the named executive officers in the following amounts: J. Michael Edenfield – 120,000 shares; James C. Edenfield – 60,000 shares; Vincent C. Klinges – 50,000 shares; and James R. McGuone – 20,000 shares.

In July 2012, the Committee, after again considering the above factors and objectives, granted stock options to the named executive officers in the following amounts: J. Michael Edenfield – 120,000 shares; James C. Edenfield – 60,000 shares; Vincent C. Klinges – 50,000 shares; and James R. McGuone – 20,000 shares.

Personal Benefits and Perquisites.    We provide a variety of health, retirement and other benefits to all employees. Our executive officers are eligible to participate in the benefit plans on the same basis as all other employees. These benefit plans include medical, dental, life and disability insurance. Our Chief Executive Officer, James C. Edenfield, receives the use of an automobile owned by the Company and we also pay the cost of two club memberships for him. J. Michael Edenfield, our Executive Vice President and Chief Operating Officer and the Chief Executive Officer of Logility, receives an automobile allowance and is reimbursed for the cost of one club membership. Otherwise, our executive officers do not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees. The perquisites of the named executive officers in fiscal 2012 were as set forth in the “All Other Compensation” column and footnote 2 to the Summary Compensation Table, below.

Pension Benefits.    We do not provide pension benefit plans to our employees or to our named executive officers.

Non-Qualified Defined Contribution or Other Non-Qualified Deferred Compensation Plans.    We do not provide non-qualified contribution plans or other non-qualified deferred compensation options to any of our employees, including our named executive officers.

Stock Purchase Plan.    We formerly had in place a stock purchase plan for our employees, providing to them an opportunity to acquire our shares at a discount to market prices. We discontinued this plan several years ago after concluding that the cost of maintaining and accounting for such a plan exceeded the benefit that we perceived our employees gained from such a plan.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the company’s chief executive officer and any other executive officer required to be reported to its shareholders under the Securities Exchange Act of 1934 (the “Exchange Act”) by reason of such executive officer being one of the four most highly compensated executive officers. However, qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. Section 409A of the Code provides for certain requirements that a plan that provides for the deferral of compensation must meet, including requirements relating to when payments under such a plan may be made, acceleration of benefits, and the timing of elections under such a plan. Failure to satisfy these requirements will generally lead to an accelerated of timing of inclusion in income of deferred compensation, as well as certain penalties and interest.

Although we consider the tax implications of Section 162(m) of the Code, we do not have a formal policy in place requiring that part or all compensation must qualify under this section, in order to preserve flexibility with respect to the design of our compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Committee’s review and discussions with management, has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the our Annual Report on Form 10-K for the year ended April 30, 2012, as well as the Proxy Statement for the 2012 Annual Meeting.

Respectfully submitted by the Compensation Committee of the Board of Directors

John J. Jarvis (Chairman)

Thomas L. Newberry

Compensation Policies and Risk

We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. We are aware that incentive compensation arrangements can be structured in such a way as to encourage undue risk-taking by executives, who make decisions that tend to maximize short-term compensation at the expense of the long-term interests of the enterprise. We believe that in the past our incentive compensation plans have motivated management to act in ways that are consistent with the long-term interests of our shareholders: promoting growth while maintaining substantial cash reserves, avoiding debt, managing expenses and carefully evaluating potential acquisitions. We have structured current incentive compensation arrangements for executive officers in a manner consistent with past practices, and believe that those arrangements contribute to our long-term goals without encouraging undue risk-taking.

Compensation Committee Interlocks and Insider Participation

Dr. Jarvis and Dr. Newberry have been selected by the Board of Directors to serve on the Compensation Committee. Since the beginning of fiscal 2012, neither member of the Committee has been an officer or employee of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations. Dr. Newberry was an officer of the Company until 1989 and since that time has served as Board Chairman.

Summary Compensation Table

The following table reflects compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers of the Company (the “named executive officers”) for fiscal 2010, fiscal 2011 and fiscal 2012.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1)($)	Non-Equity Incentive Plan Compen- sation ($)	Change In Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation (2)($)	Total ($)
James C. Edenfield,	2012	512,500	306,826	-0-	189,078	-0-	-0-	31,213	1,039,618
President, Chief	2011	512,500	92,304	-0-	138,420	-0-	-0-	32,233	775,457
Executive Officer and	2010	512,500	165,939	-0-	196,020	-0-	-0-	36,493	911,013
Treasurer

J. Michael Edenfield,	2012	320,000	499,391	-0-	378,156	-0-	-0-	28,100	1,225,647
Executive Vice President and	2011	311,000	415,390	-0-	110,736	-0-	-0-	27,850	864,976
and Chief Operating Officer;	2010	305,000	391,401	-0-	156,816	-0-	-0-	24,900	878,117
President and Chief Executive Officer of Logility, Inc.

Vincent C. Klinges,	2012	219,000	125,000	-0-	157,565	-0-	-0-	-0-	501,565
Chief Financial Officer	2011 2010	209,000 204,000	33,408 19,634	-0- -0-	69,210 98,010	-0- -0-	-0- -0-	-0- -0-	311,618 312,010

James R. McGuone,	2012	193,996	100,000	-0-	63,026	-0-	-0-	-0-	357,022
Vice President, General Counsel and Secretary	2011 2010	183,996 160,000	10,404 8,726	-0- -0-	27,684 39,204	-0- -0-	-0- -0-	-0- -0-	222,084 202,204

(1)

The value of stock option awards in this column represents the aggregate grant date fair value of stock option grants made during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. For discussion of relevant assumptions used in calculating the grant date fair value, see Note 7 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2012.

(2)

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits for James C. Edenfield include the use of a Company-owned automobile and two club memberships. Perquisites and other personal benefits for J. Michael Edenfield include an automobile allowance and a club membership.

Employment Agreements

We do not have formal employment contracts with our executive officers covering compensation matters. Accordingly, we set their compensation annually, under compensation plans individualized for each executive officer.

Change of Control Agreements

We do not have contracts that provide for compensation of our executive officers, or any of our other employees, that are triggered by change of control events. However, a change of control may accelerate the vesting of stock option grants to our employees under our stock option plans.

Stock Options

Stock Option Plans

As of April 30, 2012, we had outstanding stock options granted under four stock option plans. The 2001 Stock Option Plan (the “2001 Plan”) was adopted in 2001 and terminated effective May 16, 2010. Any options outstanding under the 2001 Plan remain in effect, but since the termination of this plan we have not been able to grant new options under it. All directors of the Company and employees of the Company and its subsidiaries, totaling 337 persons as of April 30, 2012, are eligible to participate in the 2011 Equity Compensation Plan. We also have outstanding options granted under the Logility, Inc. 1997 Stock Plan and the Logility, Inc. 2007 Stock Plan (the “Logility Plans”). The following sections describe these stock option plans.

2001 Stock Option Plan.    This plan became effective September 1, 2000, and was amended in 2008 and 2009 to increase the number of authorized shares. We designed this plan to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of our business. We granted options to purchase Class A shares under this plan in the form of incentive stock options and non-qualified stock options. We determined the number of options we granted under this plan on an individual basis, except with respect to non-employee directors, who received grants of non-qualified options to purchase 5,000 shares upon election and 3,000 shares at the end of each fiscal quarter. The price of each grant was equal to the closing market price of the shares on the date of grant.

In February 2005, the Board reduced the duration of standard stock option grants from ten years to six years, both for employee stock options and stock options granted to non-employee directors. At that time, the option vesting schedule was increased, in general, from four to five years. Stock options we granted to a person who owned 10% or more of the combined voting power of all classes of capital stock of the Company at the time of grant were limited to a five-year term (with a four-year vesting schedule) if the option was classified as an incentive stock option. In the event of a change in control, all options automatically become fully vested.

As of April 30, 2012, under this plan option holders had exercised 3,031,800 option shares, there were 2,034,403 option shares outstanding, and no shares remained available for stock option grants. The 2001 Plan expired on May 16, 2010. Accordingly, no stock options have been granted after that date under this plan.

Logility Plans.    On June 29, 2009 we successfully completed our tender offer to acquire all of the outstanding shares of common stock of Logility, Inc. that we did not previously own, followed by the merger of Logility, Inc. with our wholly-owned subsidiary, ASI Acquisition, Inc., effective July 9, 2009 (the “Merger Date”). Immediately prior to the commencement of the tender offer, there were outstanding options to purchase 600,000 shares of Logility common stock (“Logility Options”) granted under the Logility Plans. Prior to the Merger Date, 374,000 of the Logility Options were exercised, leaving Logility Options to purchase 226,000 shares. The Logility Options had been granted over the ten years prior to the Merger Date and had a variety of exercise prices. All of the remaining Logility Options except options to purchase 6,788 shares of Logility stock were fully vested or by their terms became fully vested upon the effectiveness of the merger.

Effective as of the Merger Date, we adopted the Logility Plans as equity plans of American Software, and each outstanding Logility Option was converted into an option to purchase our Class A shares (“Replacement Options”). As of April 30, 2012, the Replacement Options provided in the aggregate for the purchase of 252,506 Class A shares. The Replacement Options are held by eight employees and three former independent directors of Logility, Inc. No additional options will be granted under the Logility Plans. Accordingly, any shares that are subject to Replacement Options that are terminated, expire unexercised, are forfeited or are surrendered will not be available for issuance of new stock options. While the Logility Plans provide for the granting of stock appreciation rights, no stock appreciation rights have been granted and none will be granted in the future.

2011 Equity Compensation Plan.    The 2011 Equity Compensation Plan became effective on August 16, 2010. We have authorized a total of 2,500,000 Class A shares and 500,000 stock appreciation rights for issuance pursuant to options granted under this plan. As of April 30, 2012, under this plan option holders had exercised 12,200 option shares, there were 1,395,657 option shares outstanding, and 1,092,143 shares remained available for stock option grants.

Stock Option Committees

Two separate committees administer our stock option plans: (i) the Special Stock Option Committee (comprised of John J. Jarvis and Thomas L. Newberry, as members of the Compensation Committee) is responsible for option grants to officers and directors, and (ii) the Stock Option Committee (comprised of James C. Edenfield and Thomas L. Newberry) is responsible for other option grants. The members of these Committees are not eligible to participate in the portion of the plan that they administer, except pursuant to the formula option grant program for non-employee directors. Under the plans, the functions of these committees are to grant options and establish the terms of those options, as well as to construe and interpret the plans and adopt rules in connection with options that the particular committee grants. Except for the 2011 Equity Compensation Plan, the function of these committees is limited to continuing and interpreting the plans.

Fiscal 2012 Grants of Stock Options

The following table discloses the potential payouts under the stock options awarded to the named executive officers during the fiscal year ended April 30, 2012.

Name	Grant Date	All Option Awards: Number of Securities Underlying Options (#)[1]	Exercise or Base Price of Option Awards ($/Sh)[2]	Closing Market Price ($/Sh)	Grant Date Fair Value of Option Awards ($)[3]
James C. Edenfield	6/29/11	60,000	8.12	8.12	189,078
J. Michael Edenfield	6/29/11	120,000	8.12	8.12	378,156
Vincent C. Klinges	6/29/11	50,000	8.12	8.12	157,565
James R. McGuone	6/29/11	20,000	8.12	8.12	63,026

(1)	The stock options vest ratably on the first, second, third, fourth, and fifth anniversaries of the option grant date and expire in six years.

(2)	The exercise price is determined based on the closing price of the shares as traded on the Nasdaq Stock Market on the grant date.

(3)

For purposes of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Stock Compensation” (formerly FASB Statement 123R) and this table, the grant date fair value of options is determined using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock ($8.12 grant date); dividend yield (4%); expected volatility rate (63%); risk-free interest rate (1.70%); and expected option term of 4.3 years.

2012 Outstanding Equity Awards at Fiscal Year-End

The table below discloses outstanding exercisable and unexercisable stock options outstanding as of April 30, 2012 for the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)[1]	Option Expiration Date [2]
James C. Edenfield	80,000	20,000	8.85	10/19/2013
	30,000	40,000	5.70	7/17/2014
	40,000	60,000	5.76	6/30/2015
	20,000	80,000	4.66	7/12/2016
	0	60,000	8.12	6/29/2017

J. Michael Edenfield	25,000	0	5.60	7/19/2014
	25,000	0	5.60	7/19/2014
	11,000	0	5.97	7/17/2012
	58,098	4,701	8.85	10/19/2013
	5,902	11,299	8.85	10/19/2013
	47,999	16,000	5.70	7/17/2014
	1	16,000	5.70	7/17/2014
	32,000	30,473	5.76	6/30/2015
	0	17,527	5.76	6/30/2015
	11,725	0	6.03	7/17/2012
	16,000	64,000	4.66	7/12/2016
	0	120,000	8.12	6/29/2017

Vincent C. Klinges	2,554	0	5.60	7/19/2014
	22,446	0	5.60	7/19/2014
	29,374	0	5.97	7/17/2012
	35,447	0	8.85	10/19/2013
	4,553	10,000	8.85	10/19/2013
	30,000	12,615	5.70	7/17/2014
	0	7,385	5.70	7/17/2014
	19,999	8,004	5.76	6/30/2015
	1	21,996	5.76	6/30/2015
	10,000	40,000	4.66	7/12/2016
	0	50,000	8.12	6/29/2017

James R. McGuone	4,000	12,000	5.76	6/30/2015
	0	16,000	4.66	7/12/2016
	0	20,000	8.12	6/29/2017

(1)	The number of shares underlying options awarded and the related exercise prices shown in the table are the amounts on the applicable grant date.

(2)

The stock option grants prior to March 2005 expire in ten years and vest ratably on the first, second, third and fourth anniversaries of the option grant date. The stock option grants during or following March 2005 expire in six years and vest ratably on the first, second, third, fourth and fifth anniversaries of the option grant date.

2012 Option Exercises and Stock Vested

The following table sets forth the actual value received by the named executive officers upon the exercise of stock options in fiscal 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James C. Edenfield	130,000	422,797
J. Michael Edenfield	235,820	866,116
Vincent C. Klinges	115,626	425,200
James R. McGuone	8,000	26,600

DIRECTOR COMPENSATION

During fiscal 2012, the Company compensated Dr. Newberry, the Chairman of the Board, at the rate of $24,000 per annum, and other directors who are not employed by the Company at the rate of $15,000 per annum, plus $600 for each half-day or $1,200 for each full day meeting of the Board of Directors or any committee of the Board that they attended, and the Chairmen of the Audit and Compensation Committees each received an additional $2,000. For fiscal 2013, the Board annual compensation has not changed.

Directors are eligible to receive stock option grants under the Company’s 2011 Equity Compensation Plan. By resolution of the Board, newly-elected directors who are not employed by the Company automatically receive stock option grants of 5,000 shares each upon their initial election and 3,000 shares each as of the end of each fiscal quarter, with an exercise price equal to the closing market price on the date of each such grant. These options become exercisable one year after the date of grant and expire six years after the date of grant. They do not terminate if the director ceases to serve on the Board of the Company after the options became exercisable. Under this program, W. Dennis Hogue, John J. Jarvis, James B. Miller, Jr., Thomas L. Newberry and Thomas L. Newberry, V each received option grants totaling 12,000 shares in fiscal 2012.

The following table provides compensation information for non-employee members of our Board for the fiscal year ended April 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Inventive Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
W. Dennis Hogue	21,050	-0-	38,156	-0-	-0-	-0-		59,206
John J. Jarvis	24,250	-0-	38,156	-0-	-0-	-0-		62,406
James B. Miller, Jr.	21,050	-0-	38,156	-0-	-0-	-0-		59,206
Thomas L. Newberry	28,100	-0-	38,156	-0-	-0-	13,238	(2)	79,494
Thomas L. Newberry, V	16,650	-0-	38,156	-0-	-0-	-0-		54,806

(1)

The amounts shown in the “Option Awards” column equal the amounts we recognized during fiscal 2012 as compensation expenses for financial reporting purposes as a result of options granted in fiscal 2012. In accordance with FASB ASC Topic 718, stock options issued in fiscal 2012 were valued using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock on the grant date; dividend yield of 4% or 5%; expected volatility rate of 63% or 65%; risk-free interest rate of 0.7% to 1.4%; and expected term of 4.3 years.

(2)	This amount represents the cost to the Company of medical and dental insurance that Dr. Newberry receives as Chairman of the Board.

CERTAIN TRANSACTIONS

During fiscal 2012, we were not a party to any transactions involving amounts in excess of $120,000 in which any related person had a direct or indirect interest.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are requesting our shareholders to approve, on an advisory basis, the compensation of our executive officers, each of whom is named in the Summary Compensation Table, as described in the “Compensation Discussion and Analysis” and disclosed in the Summary Compensation Table and related compensation tables and narrative discussion presented under “Executive Compensation” in this Proxy Statement.

Our executive compensation program has been designed to attract, retain and motivate our executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage our executives to focus on both long- and short-term objectives without encouraging inappropriate risks to achieve performance.

As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and our Board of Directors value the opinions of our shareholders expressed through your vote on this proposal and will consider the outcome of this vote in making future compensation decisions for our executive officers.

Accordingly, we will present the following resolution for vote at our 2012 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related tables and narrative discussion set forth in the Proxy Statement.”

The proposal to approve, on an advisory basis, the compensation of our executive officers requires the affirmative vote of the majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE FOREGOING RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT. Each proxy solicited on behalf of our Board of Directors will be voted FOR the approval of the compensation of our named executive officers unless the shareholder instructs otherwise in the proxy.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP (“KPMG”) to serve as its independent registered public accounting firm for the fiscal year ending April 30, 2013. KPMG acted in such capacity during the fiscal year ended April 30, 2012. This appointment is being presented to the shareholders for ratification. Although the Company is not required to obtain shareholder ratification, the Company has elected to do so in order to provide the shareholders with an opportunity to participate in this decision. In the event that the shareholders do not ratify the appointment of KPMG as the independent registered public accounting firm of the Company, the Board of Directors will consider the retention of another independent registered public accounting firm.

The Company expects that representatives of KPMG will attend the Annual Meeting of Shareholders. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire.

During the fiscal year ended April 30, 2012, the Company engaged KPMG to provide certain audit services, including the audit of the annual financial statements, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, services performed in connection with filing this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent registered public accounting firm for the Company since 1983. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent registered public accounting firm.

The aggregate fees billed to the Company by KPMG for services rendered during fiscal 2012 and fiscal 2011, including fees billed in connection with services rendered to Logility, Inc., are summarized below:

Audit Fees.    Fees for audit services totaled approximately $578,000 in fiscal 2012 and approximately $582,500 in fiscal 2011, including fees associated with the annual audit and the reviews of financial statements in Quarterly Reports on Form 10-Q, including Sarbanes Oxley 404 audit fees.

Audit Related Fees.    Fees for audit related services totaled zero in fiscal 2012 and fiscal 2011.

Tax Fees.    There were no fees for tax services, including tax compliance, tax advice and tax planning, billed to the Company by KPMG in fiscal 2012 or in fiscal 2011.

All Other Fees.    The Company’s independent registered public accounting firm did not receive fees for other services not described above in fiscal 2012 or in fiscal 2011.

During fiscal 2012, KPMG did not utilize any leased personnel in connection with the audit.

In accordance with the rules of Nasdaq and the SEC, the approval of the Audit Committee is required for all independent audit engagement fees and terms and all permitted non-audit engagements (including the fees and terms thereof) that the independent registered public accounting firm performs for the Company.

Board Recommendation

The Board believes it is in the best interest of the Company and its shareholders to ratify the appointment of KPMG as its independent registered public accounting firm for the fiscal year ending April 30, 2013. Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2013.

AUDIT COMMITTEE REPORT

The following is the Report of the Audit Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2012.

The Board of Directors has adopted a written charter for the Audit Committee. As set forth in the charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare the financial statements of the Company, to plan or conduct audits, or to determine that the financial statements of the Company are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal controls. The independent registered public accounting firm of the Company is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with U.S. generally accepted accounting principles.

In fulfilling its responsibilities with respect to the fiscal year 2012 audit, the Audit Committee: (1) reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2012 with Company management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm; (2) discussed with KPMG the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 480), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T; and (3) received the disclosure and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with KPMG its independence from the Company.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012 for filing with the Securities and Exchange Commission.

The Nasdaq listing requirements require audit committees to be composed of not less than three members who are “independent directors,” as that term is defined in the listing requirements. The Audit Committee believes that its members meet the definition of “independent directors” set forth in those rules.

By the Audit Committee:

James B. Miller, Jr., Chairman

W. Dennis Hogue

John J. Jarvis

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of June 30, 2012 (unless otherwise indicated), the beneficial ownership of Class A shares and Class B shares by (i) each person known to management to own beneficially more than 5% of the outstanding shares of our common stock; and (ii) each current director, each nominee for director, each of our named executive officers, and our executive officers and directors as a group. Unless otherwise noted, (i) we believe that each of the beneficial owners set forth in the table has sole voting and investment power, and (ii) the address of each person listed below is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

Name of Beneficial Owner or Description of Group	Shares Beneficially Owned				Percent of Class
	Class A		Class B		Class A (1)		Class B (1)
Beneficial owners of more than 5%
James C. Edenfield	417,425	(2)(3)	2,587,086	(2)(4)	1.70	%(5)	100.0%
Thomas L. Newberry	417,425	(2)(6)	2,587,086	(2)(7)	1.70	%(5)	100.0%
BlackRock, Inc.	1,365,233	(8)	-0-		5.56%
Brown Capital Management, Inc.	3,853,459	(9)	-0-		15.71%
Directors and named executive officers
James C. Edenfield	417,425	(2)(3)	2,587,086	(2)(4)	1.70	%(5)	100.0%
Thomas L. Newberry	417,425	(2)(6)	2,587,086	(2)(7)	1.70	%(5)	100.0%
J. Michael Edenfield	664,225	(10)	-0-		2.68%		—
W. Dennis Hogue	95,000	(11)	-0-		0.39%		—
John J. Jarvis	125,000	(12)	-0-		0.51%		—
James B. Miller, Jr.	92,550	(13)	-0-		0.38%		—
Thomas L. Newberry, V	48,000	(14)	-0-		0.20%		—
Vincent C. Klinges	233,444	(15)	-0-		0.95%		—
James R. McGuone	16,000	(14)	-0-		0.07%
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (9 Persons)	1,691,644	(16)	2,587,086		6.61%		100.0%

(1)

Share percentages are based on an aggregate of 24,532,636 Class A shares outstanding as of June 30, 2012, plus 60-day option shares held by the person or group in question. There were 2,587,086 Class B shares outstanding as of June 30, 2012.

(2)

Each of Dr. Newberry and Mr. Edenfield have filed an amended Schedule 13G with the Securities and Exchange Commission stating that they, acting as a group, share voting power with respect to all shares beneficially held by them. Accordingly, Mr. Edenfield’s beneficially owned shares include shares of which Dr. Newberry is the record owner or as to which he controls or shares voting or dispositive rights as well as Dr. Newberry’s 60-day option shares. Similarly, Dr. Newberry’s beneficially owned shares include shares of which Mr. Edenfield is the record owner or as to which he controls or shares voting or dispositive rights as well as Mr. Edenfield’s 60-day option shares.

(3)

Includes 242,000 shares that may be acquired upon the exercise of Mr. Edenfield’s own stock options exercisable within 60 days and 60,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power; also includes 115,425 Class A shares of which Dr. Newberry is the record owner or which are Dr. Newberry’s 60-day option shares, as to which Mr. Edenfield shares voting power. If all Class B shares were converted into Class A shares, Mr. Edenfield would beneficially own 3,004,511 Class A shares, which would represent approximately 11.1% of the total Class A shares that would be beneficially owned after such conversion.

(4)	Includes 765,499 Class B shares of which Dr. Newberry is the record owner, as to which Mr. Edenfield shares voting power.

(5)

For all matters except the election of directors, which involves class voting, Mr. Edenfield and Dr. Newberry together beneficially own approximately 52.2% of the combined, weighted voting rights of the outstanding Class A and Class B shares. See “Record Date and Voting of Securities.”

(6)

Includes 69,000 shares that may be acquired upon the exercise of Dr. Newberry’s own stock options exercisable within 60 days; also includes 302,000 Class A shares of which Mr. Edenfield is the record owner or holder of voting power or which are Mr. Edenfield’s 60-day option shares, as to which Dr. Newberry shares voting power. If all Class B shares were converted into Class A shares, Dr. Newberry would beneficially own 3,004,511 Class A shares, which would represent approximately 11.1% of the total Class A shares that would be beneficially owned after such conversion.

(7)	Includes 1,821,587 Class B shares of which Mr. Edenfield is the record owner, as to which Dr. Newberry shares voting power.

(8)

Based on Schedule 13G dated January 20, 2012. Of this amount, the reporting person has sole voting power and sole dispositive power as to all of the shares (1,365,233). BlackRock’s reported address is 40 E. 52nd St., New York, NY 10022.

(9)

Based on Schedule 13G dated February 9, 2012. Of this amount, the reporting person has sole voting power as to 2,263,522 of the shares and sole dispositive power as to all of the shares, which are owned of record by its investment advisory clients. Brown Capital Management’s reported address is 1201 N. Calvert Street, Baltimore, MD 21202.

(10)	Includes 291,225 shares subject to options exercisable within 60 days.

(11)	Includes 90,000 shares subject to options exercisable within 60 days.

(12)	Includes 78,000 shares subject to options exercisable within 60 days.

(13)	Includes 51,000 shares subject to options exercisable within 60 days.

(14)	Represents shares subject to options exercisable within 60 days.

(15)	Includes 167,061 shares subject to options exercisable within 60 days.

(16)	Includes 1,052,286 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and holders of more than 10% of the Class A shares are required under regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review by the Company of copies of these reports filed with the SEC and written representations furnished to the Company by its officers and directors, all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2012, except for Mr. J. Michael Edenfield, Mr. James C. Edenfield, and Mr. Miller. A Form 4 filed by Mr. James C. Edenfield on November 15, 2011 disclosed two transactions that were not reported on a timely basis, and a Form 4 filed by Mr. Miller on January 30, 2012 disclosed one transaction that was not reported on a timely basis. A Form 5 filed by Mr. J. Michael Edenfield on June 5, 2012 disclosed one transaction that was not reported on a timely basis. The Company believes that all of the transactions referenced herein have now been reported on Form 4 and Form 5.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2013 Annual Meeting of Shareholders must be forwarded in writing and received at the principal executive offices of the Company no later than April 1, 2013, directed to the attention of the Secretary, to be considered for inclusion in the Company’s Proxy Statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

The Company will bear the cost of this solicitation of proxies. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

Copies of the 2012 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from Pat McManus, Investor Relations, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2012, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON JULY 6, 2012, ON REQUEST TO PAT McMANUS, INVESTOR RELATIONS, 470 EAST PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305.

By Order of the Board of Directors,

James R. McGuone, Secretary

Atlanta, Georgia

July 30, 2012

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AMERICAN SOFTWARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

AUGUST 20, 2012 AT 3:00 P.M.

470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA

FOR HOLDERS OF CLASS A COMMON SHARES

The undersigned hereby appoints James C. Edenfield and Thomas L. Newberry, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Class A Common Shares of AMERICAN SOFTWARE, INC. (the “Company”) held by the undersigned and entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 p.m. on August 20, 2012, and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposals stated below, all in accordance with and as more fully described in the accompanying Proxy Statement.

It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN SOFTWARE, INC.

August 20, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.rrdezproxy.com/2012/AmericanSoftware/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.   ê

■ 20333000000000000000 6	082012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Class A Directors. Three Class A Directors to be elected:

NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ W. Dennis Hogue ¡ Dr. John J. Jarvis ¡ James B. Miller, Jr.

INSTRUCTIONS	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Advisory Vote on Executive Compensation. To approve on an advisory basis the compensation of our named executive officers.	☐	☐	☐

3. Ratification of Accounting Firm. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2013.	☐	☐	☐

THE CLASS A SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER BY THE PROXY HOLDERS ON THE REVERSE OF THIS PROXY CARD OR, IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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